UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

On May 16, 2023, Graham Tuckwell, Executive Chairman of ETFS Capital Limited, was quoted in the following article published by the Australian Financial Review:

Tuckwell’s showdown with ETF firm WisdomTree takes a bitter turn

Australian Financial Review

By Hans van Leeuwen

16 May 2023

Australian ETF pioneer Graham Tuckwell’s public stoush with WisdomTree, the US-listed company that bought his European business, has turned vitriolic ahead of a showdown at the company’s AGM next month.

In a letter to its shareholders released late last week, the $US91 billion ($136 billion) ETF manager accused Mr Tuckwell of previously mistreating his own investors, and attacked what it called his “high-handed, self-serving conduct and his violations of corporate governance practices”.

WisdomTree said the former AFR Rich Lister’s alleged conflicts of interest and poor reputation as a leader would make him “toxic to our boardroom”.

Mr Tuckwell has hit back, telling The Australian Financial Review from New York that “if they’re getting this nasty, and this personal, they’re doing it out of complete desperation”.

“These are just vicious ad hominem attacks. When you start calling people names, it means you haven’t got any actual arguments to mount. So you get personal,” he said.

They don’t address any of our points because they’ve got no defence, they’ve got no counter to our arguments.”

Mr Tuckwell is in New York for meetings with the big proxy shareholder agencies, Institutional Shareholder Services and Glass Lewis, whose opinions on the proposals going to a vote could sway shareholders on June 16.

Mr Tuckwell’s company ETFS Capital has 15.3 million ordinary WisdomTree shares, a stake of 10.2 per cent, alongside Series A preferred stock that takes his total holding to 18.3 per cent. The stake was acquired when he sold his European business to WisdomTree for $US611 million in cash and shares back in November 2017.

He has been running an activist shareholder campaign for more than 18 months, culminating in an attempt to get himself and two associates elected to the nine-member WisdomTree board. Six director slots are up for election at the AGM.

In a statement from ETFS Capital this week, Mr Tuckwell renewed his accusation that WisdomTree had “presided over the destruction of $US1 billion of shareholder value” since the 2017 sale.

He accuses the company of failing to control costs and losing market share. He says WisdomTree’s focus on assets under management as a metric has masked a shift in those assets from high-margin to low-margin products.

He reserves particular criticism for WisdomTree’s ambitious multi-pronged digital strategy, saying it has little chance of success and comes at the expense of running the core business profitably.

Tit for tat

Although ETFS said in its statement on Monday that it did not want to “indulge the [WisdomTree] board in its desire for an exchange of mudslinging and personal attacks”, its defence did go on the offensive.

WisdomTree had said that Mr Tuckwell’s fellow nominees for the board lacked “public company C-suite experience or ETF operational experience, or any experience related to digital and technology”.

ETFS Capital responded that WisdomTree’s own new nominee had “no ETF experience, no public board experience (except a non-operating SPAC) and a highly questionable track record in the area in which she is purported to be an expert”.

WisdomTree revisited Mr Tuckwell’s 2020 Jersey courtroom battle with three private-equity firms to raise doubts about his character and conduct. ETFS responded that this was a “smear” which “mischaracterised ... a routine commercial dispute”.

ETFS Capital’s statement then turned fire on WisdomTree CEO Jonathan Steinberg, accusing him of “an unprofessional demeanour and haphazard comments” during a May 10 investor call.

WisdomTree declined to comment on the ETFS Capital statement, pointing the Financial Review to its own May 2 letter defending its corporate performance.

In that letter, WisdomTree said its assets under management stood at a record $US90.7 billion at the end of March, after 10 consecutive quarters of net inflows. Revenue growth was 16.5 percentage points above the median of its peers, and margins had declined less than many rivals.

WisdomTree proffered charts showing that its stock price has lately outperformed a basket of publicly traded US asset managers, though Mr Tuckwell argues the longer-term trend is one of underperformance.

The company said Mr Tuckwell’s vision would condemn WisdomTree to a fate like Kodak or Xerox, unfit for the digital world.

Mr Tuckwell disagrees with some elements of the digital strategy, and also counters that WisdomTree is too small to compete effectively against the digital offerings of the big players and platforms.

He sought to portray himself as a reluctant proxy warrior. “I’m not wanting to do this stuff. As [my wife] Lou says, I’m meant to be retired – and she’s right,” he told the Financial Review. “But the only way we are ever going to get decent value out of the shares is to have the shareholders change the board and hence change the management behaviour.”